Exhibit 5.5

Our File: 110470 October 22, 2013 Canada’s Wonderland Company One Cedar Point Drive Sandusky, Ohio 44807	1300-1969 Upper Water Street Purdy’s Wharf Tower II Post Office Box 730 Halifax, Nova Scotia Canada B3J 2V1 Tel 902.425.6500 | Fax 902.425.6350

Dear Sirs:

Re: Cedar	Fair, L.P., Canada’s Wonderland Company and Magnum Management

Corporation Exchange Offering of US$500,000,000 5.25% Senior Notes due 2021

We have acted as Nova Scotia counsel to Canada’s Wonderland Company (“Cedar Canada”), a Nova Scotia unlimited liability company, in connection with the offer to exchange all outstanding US$500,000,000 aggregate principal amount of the 5.25% senior notes of Cedar Fair, L.P., Magnum Management Corporation and Cedar Canada (collectively, the “Issuers”) due 2021 (the “Senior Notes”) for an equal amount of 5.25% senior notes due 2021 (the “Exchange Notes”), which have been registered under the Securities Act of 1933, as amended, pursuant to the registration statement (the “Registration Statement”) dated September 23, 2013 on Form S-4, as amended on the date hereof, including the preliminary prospectus of the Issuers (the “Preliminary Prospectus”).

Capitalized terms used herein and not otherwise defined have the meanings given to them in the Preliminary Prospectus.

Materials Reviewed

In connection with the foregoing, we have reviewed:

(a)	a certificate of an officer of Cedar Canada (the “Officer’s Certificate”) dated September 23, 2013, to which is attached, among other things, the memorandum of association and articles of association (collectively, the “Memorandum and Articles”) of Cedar Canada and a resolution of the directors of Cedar Canada;

(b)	the minute book of Cedar Canada in our possession containing records of corporate proceedings, written resolutions and registers of Cedar Canada; and

(c)	such other corporate and public records and certificates of public officials, and have made such other investigations, searches and inquiries and considered such matters of law, as we have considered necessary or relevant as a basis for providing the opinions expressed herein.

Assumptions and Fact Reliance

For the purposes of the opinions expressed herein, we have, without independent investigation or verification, assumed:

MCINNES COOPER	Page 2 110470 October 22, 2013

(a)	the legal capacity of all natural persons signing documents, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, whether facsimile, electronic, photostatic, certified or otherwise;

(b)	that all statements contained in the Officer’s Certificate are complete, true and accurate as of the date hereof;

(c)	the accuracy of the indices and filing systems maintained at the public offices where we have searched or inquired or have caused searches or inquiries to be conducted, as the case may be;

(d)	that the Exchange Notes have not been, nor will they be, qualified for sale to the public under the applicable securities laws of the Province of Nova Scotia and there has not been, and will not be, a distribution of the Exchange Notes to a resident of Nova Scotia, and that none of the persons involved in the offering of the Exchange Notes have engaged in activities anywhere in Nova Scotia that could be construed as preparing the market in Nova Scotia or creating a demand for the Exchange Notes in Nova Scotia and that any person acquiring such Exchange Notes has not done so with a view to re-selling or distributing all or any of the Exchange Notes anywhere in Nova Scotia or to a resident of Nova Scotia; and

(e)	that the minute book of Cedar Canada is accurate, complete and up to date.

Whenever our opinion with respect to the existence or absence of facts or circumstances is qualified by the expression “to our knowledge” or words to like effect, it is based solely on (i) the actual knowledge of Karen Gardiner, the lawyer of this firm who has been involved in the foregoing transaction, learned during the course of representing Cedar Canada, and (ii) a review of the Officer’s Certificate referred to above, without having undertaken any other investigation or inquiry.

Applicable Law

The opinions expressed herein are limited to the laws of the Province of Nova Scotia and the federal laws of Canada applicable therein in effect on the date hereof (“Nova Scotia Law”), and we express no opinion with respect to the laws of any other jurisdiction and we do not accept any responsibility to inform the addressees of any change in law subsequent to the date of our opinion that does or may affect the opinions we express herein.

Opinions

Based upon and subject to the foregoing, we are of the opinion that:

1.	Cedar Canada has been amalgamated and is validly subsisting and in good standing as to the payment of annual fees under Nova Scotia Law.

2.	Cedar Canada has the corporate power and capacity to issue the Exchange Notes and perform its obligations under the Exchange Notes and the Indenture.

MCINNES COOPER	Page 3 110470 October 22, 2013

3.	All necessary corporate action has been taken by Cedar Canada to authorize the issuance, execution and delivery of the Exchange Notes by Cedar Canada in exchange for the Senior Notes and the performance by Cedar Canada of its obligations under the Exchange Notes and the Indenture.

4.	The issuance of the Exchange Notes and the compliance by Cedar Canada with the terms thereof, and the consummation of the transactions contemplated by the Preliminary Prospectus, will not result in any violation of (i) the Memorandum and Articles, (ii) any Nova Scotia Law to which Cedar Canada is subject, or (iii) any judgment or order of any court or governmental or regulatory authority having jurisdiction in the Province of Nova Scotia.

5.	No consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority having jurisdiction in the Province of Nova Scotia is required for the issuance of the Exchange Notes and the compliance by Cedar Canada with the terms thereof, and the consummation of the transactions contemplated by the Preliminary Prospectus.

Reliance

This opinion is solely for the benefit of the addressees hereof and the purchasers of the Exchange Notes and is rendered solely in connection with the transaction to which it relates and may not be relied upon by any other person or for any other purpose, nor may it be quoted, in whole or in part, or otherwise referred to without our prior written consent.

We hereby consent to the filing of this opinion as Exhibit 5.5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Preliminary Prospectus. We further consent to the reliance on this opinion by Simpson Thacher & Bartlett LLP in connection with its rendering its opinion to you with respect to the transactions contemplated in the Indenture and the Registration Statement.

Yours very truly,

/s/ McInnes Cooper

McInnes Cooper